EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Fourth Quarter and YE 2010 Results

•	Cheniere Provides Progress Update on Liquefaction Project

Houston, Texas - March 3, 2011 - Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported a net loss of $86.1 million, or $1.51 per share (basic and diluted), for the quarter ended December 31, 2010, compared with a net loss of $23.2 million, or $0.44 per share (basic and diluted), for the comparable 2009 period. Excluding a loss on early extinguishment of debt of $49.3 million in the quarter ended December 31, 2010, the net loss for the quarter would have been $36.8 million, or $0.64 per share (basic and diluted).
For the year ended December 31, 2010, Cheniere reported a net loss of $76.2 million, or $1.37 per share (basic and diluted), compared to a net loss of $161.5 million, or $3.13 per share (basic and diluted), during the corresponding period in 2009. Excluding a gain on the sale of equity method investment of $128.3 million and a loss on the early extinguishment of debt of $50.3 million, the net loss for the year ended December 31, 2010 would have been $154.2 million, or $2.77 per share (basic and diluted). Excluding a gain on the early extinguishment of debt of $45.4 million, the net loss for the year ended December 31, 2009, would have been $206.9 million, or $4.01 per share (basic and diluted).
Results are reported on a consolidated basis and include our 90.6 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).

Overview of Significant 2010 Events

•
In March 2010, Cheniere Marketing, LLC (“Cheniere Marketing”) entered into various agreements with JPMorgan LNG Co. (“LNGCo”), effective April 1, 2010, providing Cheniere Marketing with financial support to source more cargoes of liquefied natural gas (“LNG”) than it could source on a stand-alone basis;

•
In June 2010, we sold our thirty percent limited partner interest in Freeport LNG Development, L.P. for $104.3 million and used $102.0 million of the proceeds to prepay a portion of our 2007 term loan;

•
In June 2010, Cheniere Marketing assigned its terminal use agreement (“TUA”) with Sabine Pass LNG, L.P. (“Sabine”) to Cheniere Energy Investments, LLC (“Cheniere Energy Investments”), a wholly owned subsidiary of Cheniere Partners, effective July 1, 2010, and as a result, we were able to use $63.6 million of cash and cash equivalents held in a TUA reserve account to prepay a portion of the principal and interest on the 2008 Convertible Loans (hereafter referred to as the 2008 Loans);

•
In connection with the TUA assignment, Cheniere Marketing entered into a Variable Capacity Rights Agreement (“VCRA”) with Cheniere Investments, effective July 1, 2010, under which Cheniere Marketing was contracted by Investments to monetize the regasification capacity at the Sabine Pass LNG terminal on its behalf;

•
In June 2010, Cheniere Partners, through its subsidiary Sabine Liquefaction, LLC (“Sabine Liquefaction”), initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG; and

•	In December 2010, the 2008 Loans were amended to eliminate the lenders' put rights, allow for the early prepayment of the 2008 Loans, allow us to sell Cheniere Partners common units held as collateral and prepay the 2008 Loans with the proceeds, and release restrictions on prepayments of other indebtedness at Cheniere as certain conditions are met. The lenders also agreed to terminate their right to nominate or designate board members of Cheniere and Cheniere Partners. Additionally, 96.6% of the lenders agreed to terminate their rights to convert the loans into Series B Preferred Stock of Cheniere, which could have ultimately been converted into approximately 47.8 million shares of Cheniere common stock, and these now non-convertible lenders received 10.125 million shares of Cheniere common stock.
2010 Results
Cheniere reported income from operations of $26.5 million and $104.6 million for the quarter and the year ended December 31, 2010, respectively, compared to income of $42.3 million and $23.5 million for the comparable periods in 2009. LNG terminal revenues increased $3.7 million and $99.5 million for the quarter and the year ended December 31, 2010, respectively, compared to the comparable 2009 periods primarily as the result of the commencement of capacity payments under two third-party TUAs that became effective on April 1, 2009 and July 1, 2009. Marketing and trading revenues decreased $14.0 million for the quarter ended December 31, 2010, compared to the same period in 2009, primarily due to a recapture of a previous lower of cost or market LNG inventory charge of $13.7 million in 2009. Marketing and trading revenues increased $10.9 million for the year ended December 31, 2010, compared to the same period in 2009, primarily due to higher margins from physical gas sales and margins and fees associated with the arrangement entered into with LNGCo during 2010, partially offset by lower derivative gains.
LNG terminal and pipeline development expenses increased $5.1 million and $11.7 million, respectively, for the quarter and year ended December 31, 2010, compared to the corresponding periods in 2009 due to expenditures primarily related to the proposed liquefaction project being developed at the Sabine Pass LNG terminal. LNG terminal and pipeline operating expenses increased $5.6 million for the year ended December 31, 2010 compared to the corresponding period in 2009 due to the terminal achieving full operability. Depreciation, depletion and amortization expense increased $0.3 million and $9.0 million in the quarter and year ended December 31, 2010, respectively, compared to the comparable 2009 periods due to the terminal achieving full operability. Included in general and administrative expenses were non-cash compensation expenses of $3.9 million and $16.1 million for the quarter and year ended December 31, 2010, respectively, compared to $5.5 million and $18.2 million, respectively, for the comparable 2009 periods.
Interest expense, net increased $18.8 million for the year ended December 31, 2010, compared to the same period in 2009 primarily due to less interest subject to capitalization, partially offset by lower interest expense due to debt principal repayments made during the second quarter of 2010.
As of December 31, 2010, we had unrestricted cash and cash equivalents, accounts receivable and other working capital from LNG and natural gas marketing activities of $85 million that will be available to Cheniere, which excludes cash and cash equivalents available to Cheniere Partners. In addition, we had restricted cash and cash equivalents of approximately $156.0 million, including $5.9 million for Sabine Pass LNG working capital, $47.4 million for Cheniere Partners working capital, $96.1 million for interest payments related to the Sabine Pass LNG senior notes and $6.6 million for other restricted purposes.
Strategic Outlook
Our strategic focus is to safely operate our assets and serve our customers, monetize the 2.0 Bcf/d of regasification capacity reserved at the Sabine Pass LNG receiving terminal and the transportation capacity of the Creole Trail pipeline and to develop other LNG terminal and pipeline related projects. Additionally, we continue to focus on restructuring our finances and optimizing our capital structure.

Our strategy to monetize the 2.0 Bcf/d of regasification capacity reserved under the Investments' TUA and Creole Trail pipeline capacity includes:

◦	entering into long-term commercial agreements for regasification or bi-directional service;

◦	expanding operations to include bi-directional service capabilities;

◦	developing a portfolio of long-term, short-term and spot LNG purchase agreements; and

◦	entering into business relationships for the marketing of natural gas that is processed at the Sabine Pass LNG terminal.

The liquefaction project discussed below, as currently contemplated, would achieve our objectives of monetizing the 2.0 Bcf/d of regasification capacity and monetizing the 2.0 Bcf/d of transportation capacity on the Creole Trail pipeline as the project would provide customers with both import and export services and provide transportation access between the Sabine Pass LNG terminal and the U.S. natural gas pipeline network through interconnects on the Creole Trail pipeline. In the context of the liquefaction project, we also expect to be able to optimize our capital structure as we expect operating cash flows from the project would generate cash available to increase distributions for our general partner, subordinated and common unitholders of Cheniere Partners.
Liquefaction Project Update
In June 2010, Sabine Liquefaction initiated a project to add liquefaction services at the Sabine Pass LNG terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the project is being designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 million tonnes per annum (“mtpa”). Sabine Liquefaction intends to enter into long-term, fixed-fee contracts for at least 3.5 mtpa per train, before reaching a final investment decision regarding the development of each train.

Recent developments of the liquefaction project include:

◦
In August 2010, Sabine Liquefaction received approval from the Federal Energy Regulatory Commission (“FERC”) to begin the pre-filing process required to seek authorization to commence construction of the liquefaction project. In January 2011, the pre-filing period was completed and Sabine Liquefaction submitted an application requesting authorization to site, construct and operate liquefaction facilities at the Sabine Pass LNG terminal. The FERC process is expected to be complete by early 2012.

◦
In September 2010, the Department of Energy (“DOE”) granted Sabine Liquefaction an order authorizing Sabine Liquefaction to export up to 16 mtpa of domestically produced LNG from the Sabine Pass LNG terminal to Free Trade Agreement (“FTA”) countries for a 30-year period beginning on the earlier of the date of first export or September 7, 2020. Sabine Liquefaction filed a second application requesting expansion of the order to export to include countries with which the U.S. does not have an FTA. The public comment period for this authorization ended December 13, 2010, and the order is pending.

◦
Sabine Liquefaction has engaged Bechtel to complete front-end engineering and design work and to negotiate a lump-sum turnkey contract for the project. Construction costs are estimated to be consistent with other recent liquefaction expansion projects constructed by Bechtel, or approximately $400 per ton, before financing costs. Additional work needs to be completed with Bechtel in order for Sabine Liquefaction to be able to make an estimate specific to the project.

◦	Sabine Liquefaction has engaged SG Americas Securities, LLC (“Societe Generale”) for general financial strategy and planning in connection with the development and financing of the project.

◦	To date, Sabine Liquefaction has signed eight non-binding memoranda of understanding (“MOUs”) with potential customers for up to approximately 9.8 mtpa of bi-directional processing capacity. Sabine Liquefaction has initiated negotiations to convert these non-binding MOUs into definitive agreements.

Sabine Liquefaction will contemplate making a final investment decision to commence construction upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing. Based on company estimates, we expect construction to commence in 2012 and operations to commence in 2015.

Our strategy to continue to restructure our finances and optimize our capital structure may include entering into long-term agreements, refinancing our existing indebtedness, issuing equity or other securities, selling assets, or a combination of the foregoing. The next maturity on our indebtedness is in May 2012.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
For additional information, please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
LNG terminal revenues	$70,429	$66,751	$269,538	$170,071
Oil and gas sales	688	496	2,858	2,866
Marketing and trading	4,320	18,351	19,022	8,087
Other	36	2	95	102
Total revenues	75,473	85,600	291,513	181,126

Operating costs and expenses
LNG terminal and pipeline development expenses	5,225	100	11,971	223
LNG terminal and pipeline operating expenses	10,742	10,824	42,415	36,857
Oil and gas production and exploration costs	283	182	627	471
Depreciation, depletion and amortization	15,365	15,103	63,251	54,229
General and administrative expenses	17,354	17,055	68,626	65,830
Restructuring charges	—	19	—	20
Total operating costs and expenses	48,969	43,283	186,890	157,630

Income from operations	26,504	42,317	104,623	23,496

Gain on sale of equity method investment	—	—	128,330	—
Derivative gain, net	—	795	461	5,277
Gain (loss) on early extinguishment of debt	(49,309)	—	(50,320)	45,363
Interest expense, net	(64,002)	(66,527)	(262,046)	(243,295)
Interest income	126	93	534	1,405
Other income (expense)	65	(9)	24	99
Non-controlling interest	483	131	2,191	6,165
Net loss	$(86,133)	$(23,200)	$(76,203)	$(161,490)

Net loss per common share-basic and diluted	$(1.51)	$(0.44)	$(1.37)	$(3.13)

Weighted average number of common shares outstanding-basic and diluted	57,094	53,158	55,765	51,598

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$74,161	$88,372
Restricted cash and cash equivalents	73,062	138,309
LNG inventory	1,212	32,602
Accounts and interest receivable	4,699	9,899
Prepaid expenses and other	12,476	17,093
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,157,597	2,216,855
Debt issuance costs, net	41,656	47,043
Goodwill	76,819	76,819
Other assets	28,933	22,738
Total assets	$2,553,507	$2,732,622

Current liabilities	$66,334	$66,212
Long-term debt, net of discount	2,927,509	3,041,875
Deferred revenue	29,994	33,500
Other liabilities	2,280	23,162
Non-controlling interest	189,021	217,605
Stockholders' deficit	(661,631)	(649,732)
Total liabilities and deficit	$2,553,507	$2,732,622

December 31, 2010	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$74,161	$74,161
Restricted cash and cash equivalents	102,052	47,423	6,479	155,954
Total	$102,052	$47,423	$80,640	$230,115

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259